Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

     THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made this 4th day of March, 2005, effective as of the close of business March 31, 2005 (“Effective Date”), by and between Ameritrade Holding Corporation, and its successors and assigns (collectively, the “Company”) and Michael R. Feigeles, his heirs, representatives, affiliates, successors and assigns (collectively the “Executive”).

WITNESSETH:

     WHEREAS, Executive and the Company are parties to an Employment Agreement dated February 28, 2003, as amended by a certain letter agreement dated February 28, 2005 (collectively, the “Employment Agreement”) pursuant to which Executive is employed by the Company; and

     WHEREAS, the Term of Executive’s employment under the Employment Agreement ends on March 31, 2005 “Termination Date”; and

     WHEREAS, as a condition precedent to Executive receiving certain of the severance benefits, and subject to Executive’s continued employment through the Termination Date, the parties have agreed to execute this Agreement.

     NOW, THEREFORE, in consideration of the covenants undertaken in this Agreement, including the release contained herein, the parties agree as follows:

1.	Severance Payments In full and complete satisfaction of Executive’s claims under the Employment Agreement, including, but not limited to, salary, vacation, bonus, stock options, severance, change in control payments, incentive pay, sick pay, benefits, holiday, out placement services and other compensation of any kind, and as consideration for the promises contained in this Agreement, including but not limited to the release set forth in paragraph 6 herein, and subject to Executive’s compliance with the terms of this Agreement and the Employment Agreement, the Company agrees to provide Executive with the following payments:

a. The Company shall pay Executive a sum equal to 10,000.00 Dollars, payable on, or as soon as practicable after, March 31, 2005; and

b. If the total amount of Non-Competition Payments paid to the Executive as described in Section 4 below, do not exceed the following MIP computation (“Computed Amount”), then Executive shall be paid the difference up to, but not exceeding the Computed Amount. Computed Amount shall be determined as follows: 50% of the MIP award the Executive would have received for FY 05 had he been employed with the Company on October 31, 2005, reduced by $155,833.34. Such payment, if due, will be made to Executive on or as soon as

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practicable after the date the payments are made to participants in the MIP for FY05.

Except as provided herein and in Section 4 below, Executive will be entitled to no other or further compensation, remuneration, payments or benefits of any kind, including but not limited to MIP, paid time off hours, Company contributions to its 401(k) profit sharing plan, insurances and other salary continuation benefits. However, nothing in this Agreement is intended to divest Executive of any vested rights, if any, in the Company’s 401(k) Profit Sharing plan.

2.	Assignment of Claims. In consideration of the payments and benefits to Executive in Section 1 herein, and Executive’s execution of this Agreement, and as an express condition of this Agreement, Executive hereby represents and warrants that, up through the date on which this Agreement is executed by the parties, he has not assigned or transferred, and he will not after such date assign or transfer, (a) any claims against the Company, (b) any rights that he may have had to assert compulsory or permissive counterclaims against the Company, or (c) any rights that he has or may have to aforesaid payments and benefits.

3.	Return of Property. Executive hereby agrees that, within ten (10) calendar days after the Effective Date, he shall turn over to the Company all company equipment and property, including but not limited, to computers, printers, and related equipment, cell phones, pagers, Company Credit cards, and keys, as well as originals and copies of notes, correspondence, memoranda, records, documents, computer disks and files, and all other information or products, no matter how produced or reproduced, pertaining to the business of the Company, its subsidiaries, affiliates, officers, and shareholders (“Company Materials”), it being hereby acknowledged that all of said items are the sole and exclusive property of the Company. Executive’s signature on this Agreement shall serve as a representation and warranty that Executive has not retained any originals or copies of Company Materials.

4.	Non-Compete and Confidentiality. As an inducement for the Company to enter into this Agreement and in furtherance of the terms of the Employment Agreement, Executive expressly agrees that he provides unique and specialized services, skills and expertise to the Company, and that the Company hired him because of the unique and specialized services, skills and expertise he is able to provide. Executive further expressly agrees that he has been given access to Confidential Information and trade secrets of the Company, its affiliates, and subsidiaries (collectively “Ameritrade”). Accordingly, Executive acknowledges and reaffirms his obligations under the terms of Section 5 of the Employment Agreement. In addition, the Company elects to require the Executive to comply with the terms of the Non-competition, Non-Solicitation and Non-hire provisions set forth in Section 4 of the Employment Agreement commencing on the Effective Date and for a six (6) month period thereafter (“Restricted Period”) and will pay to the Executive the Non-Competition Payments for the Restricted Period as described therein.

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5.	Remedies for Breach. The parties agree that it will be very difficult to determine damages caused to the Company should there be a breach by Executive of the provisions of this Agreement, including, but not limited to, Section 4. Therefore, in furtherance of the provisions of Section 9 of the Employment Agreement and any other rights or remedies afforded to the Company and not as a penalty, the parties agree that if a breach of any of the provisions of this Agreement or the Employment Agreement occurs (Forfeiture Event), the Company has the right to require that the Executive will immediately forfeit all payments and benefits paid or due to be paid to the Executive that result from the cessation of employment, including, but not limited to, the Non-Competition Payments (“Forfeited Amount”).

Payment to the Company of any Forfeited Amount will be made by any or all of the following methods, at the sole discretion of the CEO of the Company to recoup the Forfeited Amount:

i.	The Company may subtract any Forfeited Amount from any payment payable to the Executive by the Company or any related entity after the Forfeiture Event, and/or

ii.	The Executive will pay to the Company any Forfeited Amount which is not repaid to the Company pursuant to paragraph i. above within 30 days of the Forfeiture Event.

For purposes of clarity, the parties also agree that rights afforded to Executive under the terms of Section 9 of the Employment Agreement remain in full force and effect.

6.	Release. Except for claims based upon a breach of this Agreement or the Option Agreement (see Section 16 below), in consideration of the promises contained in this Agreement and the payments set forth herein, Executive hereby releases and forever discharges the Company, its subsidiaries and affiliates, and its officers, directors, shareholders, representatives, agents, predecessors, Executives, successors and assigns (hereinafter collectively and individually the “Company Releasees”) from and concerning any and all liabilities, rights, claims, demands, debts, dues, sums of money, accounts, attorney’s fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, from the beginning of the world through the Effective Date, whether known or unknown, contingent or noncontingent, that Executive may now or in the future have against Company Releasees, including but not limited to any damages, harms, personal injuries or any rights, claims, complaints or actions or causes of action which were or could have been asserted by Executive arising out of or related to his work for the Company or his separation therefrom, or not being hired by Ameritrade, or any other relationship with Company Releasees, or under any local, state, or federal human rights, civil rights, labor, employment, contract, tort or other laws including, but not limited to, those dealing with employment discrimination, including Title

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VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Executive Retirement Income Security Act of 1974, as amended (“ERISA”) and the Worker Adjustment and Retraining Notification Act of 1988. This release is not intended to waive any rights or claims that may arise after the date Executive signs this Agreement. Executive agrees to hold Company harmless from any costs or expenses, including without limitation, attorney fees, if sued by Executive or Executive’s assignee, with respect to any of the claims released in this section.

7.	Proceedings. Executive represents that he has not sued or commenced any proceeding, and except for claims based upon a breach of this Agreement, hereby covenants and agrees not to sue, file any grievances or arbitration or commence any other proceeding, administrative or judicial, against the Company or the Company Releasees, in any court of law or equity, or before any administrative agency, with respect to any matter arising from or relating to Executive’s employment with the Company, his separation thereof, or otherwise.

8.	Non-Disparagement/Non-Disclosure. Executive shall not disparage or make negative, derogatory or defamatory statements about the Company, its business activities, or any of its directors, officers, Executives, affiliates, agents, or representatives, or any of them, to the press, any person or business entity. The Company agrees that it shall not disparage or make negative, derogatory statements about the Executive. Disparagement shall in no event include statements of testimony provided pursuant to or in connection with legal regulatory matters. Executive agrees not to disclose the contents of this Agreement, unless required by law. This restriction will not apply to disclosure by Executive to members of immediate family or to legal, tax or financial advisors; provided that they are advised of this provision and Executive uses his best efforts to protect against any further disclosure by these persons.

9.	Adequate Consideration. Executive expressly acknowledges that he has received adequate consideration in exchange for the release given in this Agreement, and the other obligations contained herein, and covenants that he will not in any way seek to challenge this Agreement on the grounds of lack of consideration.

10.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Nebraska, without regard to the conflict of law provisions of any state or jurisdiction, to the extent not preempted by ERISA.

11.	Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or breach thereof will be settled by final, binding and nonappealable arbitration (excluding, however, any dispute, controversy or claim arising out of Sections 4 or 5 of the Employment Agreement but only to the extent not specifically made subject to arbitration by Section 9 of said Employment Agreement) in Jersey City, New Jersey by three arbitrators. Except as otherwise expressly provided in this Section 11, the arbitration shall be conducted in

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accordance with the rules of the American Arbitration Association (the “Association”) then in effect. The Company shall appoint one of the arbitrators. The Executive shall also appoint one of the arbitrators. And, finally, the first two arbitrators shall appoint the third. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the Association shall appoint the third. All expenses of such arbitration, including fees and expenses of counsel, shall be borne by the Company unless the arbitrators determine that the Executive’s position was overall frivolous or otherwise taken in bad faith, in which case the arbitrators may determine that the Executive shall bear his own legal fees. Nothing in this paragraph shall be construed to limit the Company’s ability to obtain equitable relief with respect to any matter or controversy arising from an alleged actual or threatened breach of paragraph 4 of this Agreement without first being required to arbitrate such matter or controversy.

12.	Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

13.	Acknowledgement. Executive acknowledges that he has carefully read and fully understands the terms and provisions of this Agreement; that he is legally competent, and capable of signing this Agreement; that he has been cautioned to consult with an attorney prior to signing this Agreement; and that sufficient opportunity had been made available to him to consult with an attorney to consider the terms of this Agreement and that he has availed himself of that right. Executive further acknowledges that he has not relied upon any oral representation or statement by the Company or its representation or statement by the Company or its representatives, which is not set forth in this Agreement. Executive shall have the right to revoke this Agreement at any time up to seven (7) days following his execution of the Agreement. This Agreement shall not be enforceable or effective until after the seven-day revocation period has expired.

14.	Cooperation. Executive agrees to cooperate fully with Company in any matters that may have or may result in a proceeding or legal claim against the Company, and of which Executive may have knowledge as a result of his employment. This requires Executive, without limitation to (1) make himself available upon reasonable request to provide information and assistance to the Company on such matters without additional compensation, except for reimbursement of your out-of-pocket costs, and (2) notify the Company promptly or any requests to him for information related to any pending or potential legal claim or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting the representative of the Company to be present during any communication of such information. Notwithstanding anything to the contrary, the Company’s obligation to reimburse Executive for costs will not apply to any proceeding in which Executive or his interests are, in whole or in part, as determined by the Company, adverse to those of the Company, or if such proceeding involves, in whole or in part, Executive’s breach or alleged breach of his obligations under this Agreement

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or the violation of any obligation which Executive owed to the Company during the course of or in connection with employment by the Company.

15.	Entire Agreement. This Agreement, the Employment Agreement through the Effective Date and the surviving provisions of the Employment Agreement after the Effective Date constitute the entire understanding of the parties, supersedes all prior oral or written agreements, and cannot be modified in nor any of its conditions waived, except by a writing signed by both parties. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any party, which are not set forth expressly in this Agreement. To the extent of any inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement will control.

16.	Options. The parties agree that the Employment Agreement expired at the end of its Term and that pursuant to Section 4(d) of the Option Agreement and subject to the terms of the Option Agreement, the Expiration Date of the options shall be the two year anniversary of the Executive’s Termination Date, such Termination Date defined herein as March 31, 2005.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

AMERITRADE HOLDING CORPORATION

Date:	March 4, 2005	By:	/s/ Kurt D. Halvorson

Name: Kurt D. Halvorson
Title: EVP & CAO

Acknowledgments and Certifications:

You acknowledge and certify that you:

(a)	have read and understand all of the terms of this Agreement and do not rely on any representation or statement, written or oral, not set forth in this Agreement;

(b)	understand that this Agreement specifically applies to any rights or claims you may have against Ameritrade or any Released Party under the federal Age Discrimination in Employment Act of 1967, as amended;

(c)	understand that this Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by you;

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(d)	have had a reasonable period of time to consider this Agreement;

(e)	are signing this Agreement knowingly and voluntarily;

(f)	have been advised to consult with an attorney before signing this Agreement;

(g)	have the right to consider the terms of this Agreement for 45 days and if you take fewer than 45 days to review this Agreement, you hereby waive any and all rights to the balance of the 45 day review period; and

(h)	have the right to revoke this Agreement within seven days after signing it (the “Revocation Period”) and therefore this Agreement shall not become effective or enforceable until the expiration of the Revocation Period. If you choose to revoke this Agreement, you must do so by notifying Ameritrade in writing delivered to

Ameritrade
Attn: Valerie Sherod
6940 Columbia Gateway Drive
Columbia, MD 21046

If you revoke this Agreement during this seven-day period, it at once becomes null and void in its entirety.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

Date:	March 8, 2005	/s/ Michael R. Feigeles

Michael R. Feigeles

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